EXHIBIT 99.1

Contacts
Alnylam Pharmaceuticals, Inc.	Cubist Pharmaceuticals, Inc.
Cynthia Clayton (Investors) 617-551-8207 cclayton@alnylam.com	Eileen C. McIntyre 781-860-8533 eileen.mcintyre@cubist.com

Kathryn Morris (Media) Yates Public Relations 845-635-9828	Tara Murphy Weber Shandwick 617-520-7045 TMurphy@WeberShandwick.com

Alnylam and Cubist Report Preliminary Data from Phase II Study of ALN-RSV01 in
Lung Transplant Patients Naturally Infected with Respiratory Syncytial Virus

— ALN-RSV01 Meets Primary Study Objective of Safety and Tolerability —

Cambridge, Mass. and Lexington, Mass., June 8, 2009 — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, and Cubist Pharmaceuticals, Inc. (Nasdaq: CBST), an acute care focused therapeutics company, today reported preliminary data from their Phase II study of ALN-RSV01, an RNAi therapeutic in development for the treatment of respiratory syncytial virus (RSV) infection.  The Phase II study was a randomized, double-blind study of inhaled ALN-RSV01 or placebo in adult lung transplant patients infected with RSV.  The primary objective of the study was safety and tolerability.  Secondary objectives of the study included measurements of viral dynamics and clinical symptoms.

In the Phase II study, conducted at 11 sites in 4 countries, 24 lung transplant patients with confirmed RSV infection were randomized to receive inhaled ALN-RSV01 (N=16) or placebo (N=8) once daily for three consecutive days.  Overall, the study achieved its primary objective of demonstrating safety and tolerability of ALN-RSV01 over 30 days post treatment.  In particular, there were no drug-related serious adverse events or discontinuations, and there were no clinically significant differences in the overall adverse event profile between ALN-RSV01 and placebo.  Further, patients treated with ALN-RSV01 showed no significant increases in plasma cytokine levels and showed no changes in lung function post-dosing as determined by spirometry.  Importantly, there was no evidence of disease exacerbation related to ALN-RSV01 treatment.

“We are pleased with the preliminary results of our Phase II study as we have documented for the first time the safety and tolerability of inhaled ALN-RSV01 in naturally infected patients, which we consider an important step forward in the advancement of our overall ALN-RSV program toward both pediatric and adult patient populations,” said Akshay Vaishnaw, M.D., Ph.D., Senior Vice President, Clinical Research of Alnylam.  “In the current study, we achieved our primary study objective.  We also collected data on viral dynamics and clinical symptoms, although these measurements are secondary endpoints that are exploratory in nature due to the small study size and an imbalance in certain baseline characteristics between treatment groups.”

“We are encouraged by these important safety results in this program in support of the continued advancement of our overall ALN-RSV program,” said Steven C. Gilman, Ph.D., Senior Vice President, Chief Scientific Officer, for Cubist Pharmaceuticals.  “In the next several months, we will be reviewing data from these and other studies related to specific plans for the advancement of our overall ALN-RSV program.”

Key results related to safety and tolerability are listed below.

Number of patients with:	ALN-RSV01 (N=16)	Placebo (N=8)
Serious Adverse Events	2 (12.5%)	1 (12.5%)
Other Adverse Events
Severe	2 (12.5%)	3 (37.5%)
Moderate	6 (37.5%)	1 (12.5%)
Mild	8 (50%)	4 (50%)

The current study was not powered for efficacy outcomes.  Data on viral dynamics and clinical symptoms were collected, although these measurements were considered exploratory due to the small sample size.  Viral measurements, performed daily from baseline to Day 14, included analysis of virus load by quantitative RT-PCR from nasal swab samples.  Patient-reported clinical symptoms were collected twice daily from Day 0 to Day 14.  Additional clinical data from a 90-day secondary endpoint are pending.

Key results related to baseline characteristics, viral parameters, and clinical symptom data are provided below.  There were imbalances in baseline viral load and time from symptom onset to first dose that were higher and shorter, respectively, in the placebo group; these imbalances were not statistically significant, but confound interpretation of activity findings.

Assessment	Statistic	ALN-RSV01	Placebo
Certain Baseline Characteristics
Baseline viral load (log10 PFUe(1)/mL)	Mean SD	1.95 2.01	3.60 2.36
Time from symptom onset to first dose (days)	Mean SD	5.33 2.66	3.63 1.60
Viral Parameters
Duration of viral shedding (days)	Mean SD	5.35 3.41	8.01 4.47
Area under the curve for viral load, days 0-6 (log10 PFUe/mL/day)	Mean SD	6.60 6.40	13.63 10.11

Maximum viral load post 1st dose (log10 PFUe/mL)	Mean SD	2.34 1.87	4.16 1.76
Time to maximum viral load (days)	Mean SD	3.73 3.40	4.57 4.98
Viral Clearance (log10 PFUe/mL/day)
Days 0-1	Mean SD	-0.46 1.67	-0.29 1.30
Days 0-2	Mean SD	-0.31 0.52	-0.64 0.96
Days 0-3	Mean SD	-0.40 0.57	-0.60 0.65
Days 0-6	Mean SD	-0.22 0.25	-0.40 0.30
Clinical Symptoms
Daily total symptom score(2)	Mean SD	9.26 4.98	13.36 5.98
Cumulative daily total symptom score(2)	Mean SD	113.2 65.06	189.3 99.59

(1) PFUe, plaque forming unit equivalents, is a PCR-based measure of viral quantity.

(2) Clinical symptoms were measured by a patient self-assessment method; lower values indicate a decreased incidence and/or severity of symptoms.

“RSV infection in lung transplant patients is the cause of significant morbidity and even mortality in patients with lung transplants due to the potential for acute and chronic lung rejection as well as other complications,” said Martin Zamora, M.D., Professor of Medicine, and Medical Director, Lung Transplant Program, University of Colorado Health Sciences Center, and Principal Investigator for the trial in the U.S.  “I am encouraged with the findings from this study.”

Results of the study will be presented at a medical conference in the second half of 2009.  Also, the companies plan to evaluate these and additional data from the broader ALN-RSV program, including its second-generation compounds, to determine the optimal development strategy and specific plans for all RSV indications.

Alnylam’s partnership with Cubist is a 50-50 co-development and profit share arrangement in North America, and a milestone- and royalty-bearing license arrangement in the rest of the world outside of Asia, where ALN-RSV is partnered with Kyowa Hakko Kirin.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development.  Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine.  RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals.  By harnessing the natural biological process of

RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon.  RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made.  RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi.  The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs.  Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell.  The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko Kirin.  In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis.  The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist.  To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010.  Alnylam and Isis are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA-based therapeutics.  Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts.  For more information, please visit www.alnylam.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  In July 2008, Cubist began promoting MERREM® I.V. (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca.  The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials — CONSERV™-1 and the planned CONSERV™-2 — for the reduction of blood loss during cardiothoracic surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections.  In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology.  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation statements concerning the timing and scope of clinical trials and studies, the need for novel RSV therapeutics, and its views with respect to the potential for RNAi therapeutics, including ALN-RSV01, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the difficulty drawing conclusions from the small sample size of patients in the Phase II study described in this press release; the difficulty drawing conclusions in light of the confounding differences in certain baseline characteristics between those patients taking ALN-RSV01 and those patients taking placebo; Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products, including ALN-RSV01 or any successor product thereto; obtaining, maintaining, and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, including Alnylam’s partners for ALN-RSV01, Cubist and Kyowa Hakko Kirin; obtaining regulatory approval for products in different jurisdictions; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission.  In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  Alnylam does not assume any obligation to update any forward-looking statements.

Cubist Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding the advancement of the RSV program, further results from the Phase II study of ALN-RSV01, and Cubist and Alnylam’s plans to make decisions about the RSV program.  There are many factors that could cause actual results to differ materially from those in these forward-looking statements.  These factors include:  (i) Cubist and Alnylam’s ability to analyze and report on further data from the Phase II trial as anticipated; (ii) the demonstrated clinical efficacy and safety of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration as they relate to standards for regulatory approval and in comparison to competitive products; (iii) technical difficulties or excessive costs relating to the manufacture of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; (iv) obtaining, maintaining, and protecting intellectual property for the compounds that are the subject of the Cubist and Alnylam collaboration; and (v) a variety of other risks common to our industry that may be encountered with respect to the development of ALN-RSV, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and Cubist’s ability to attract and retain talented employees.  Drug development involves a very high degree of risk.  Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s most recent Form 10-Q filing with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filing.  These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.